Exhibit 10.3

[●]

[●]

Dear [●]:

I am very pleased to announce that, effective [●] (the “Grant Date”), Universal Technical Institute, Inc. (“Company”) hereby grants you (the “Grantee”) an award of Performance Units, subject to your acceptance of and agreement to all of the applicable terms, conditions and restrictions described in this Award Agreement (the “Agreement”) and the Universal Technical Institute, Inc. Amended and Restated 2021 Equity Incentive Plan, as amended (“Plan”). To the extent that any provision of this Agreement conflicts with the terms of the Plan (other than the definitions of “Cause” and “Change of Control”), the Plan shall govern and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Any capitalized term not defined in this Agreement is defined in the Plan.

RECITALS

A. The Company adopted the Plan to provide incentives to attract and retain those individuals whose services are considered valuable by providing them Performance Units as approved by the Company.

B. The Company believes that entering into this Agreement with Grantee is consistent with those purposes.

NOW, THEREFORE, the Company and Grantee agree as follows:

AGREEMENT

PERFORMANCE UNITS. Subject to the terms of this Agreement and the Plan, the Company grants to Grantee a target award of [●] Performance Units (each a “Performance Unit”). Each Performance Unit represents the right to receive one share of the Company’s common stock (“Stock”); provided however, based on the performance objectives, metrics and methodologies set forth in Section 4 and any adjustments pursuant to Section 8, the number of Performance Units that may vest and be deliverable to Grantee pursuant to this award may range from 0% to 150% of the number of Performance Units granted under the terms of this Agreement (such stated number of Performance Units hereafter referred to as the “Target Performance Units”). The Grantee’s right to receive settlement for any Performance Units granted pursuant to this award is contingent upon (i) the achievement of the performance objectives as outlined in Section 4 herein and (ii) the satisfaction of the continuous employment or service requirement under Section 5 herein.

NO SHAREHOLDER RIGHTS. The Performance Units granted pursuant to this award do not and shall not entitle the Grantee to any rights of a shareholder of Stock. The Grantee shall have no voting rights nor have rights to any dividends or dividend equivalents declared with respect to the Performance Units. The rights of the Grantee with respect to the Performance Units shall remain forfeitable at all times prior to the Vesting Date, except as otherwise provided herein.

NONTRANSFERABILITY. No Performance Units granted under this award may be sold, transferred, pledged, assigned, encumbered or otherwise alienated, hypothecated or disposed of, other than by will or by the laws of descent and distribution. Any attempted sale, transfer, pledge, assignment, exchange, alienation hypothecation or disposition of any Performance Units in violation of this Agreement will be invalid. In the event of Grantee’s death, any Stock distributable in settlement of Earned Performance Units (as defined in Section 4 hereof) will be delivered, at the time specified in Section 7, to Grantee’s beneficiary in accordance with, and subject to, the terms and conditions hereof and of the Plan.

PERFORMANCE OBJECTIVES.

Performance Period. The Performance Period shall be a period of three consecutive years commencing on [●] and ending on [●], except as provided under Section 5(C)(3) (the “Performance Period”). Although the Performance Period ends on [●], the Revenue and the Adjusted EBITDA Performance Goals defined in Section 4(B)(1) are measured as of the fiscal year ended [●].

B. Performance Criteria and Calculation. Following the end of the Performance Period the Compensation Committee of the Board (the “Committee”) will calculate the Grantee’s earned Performance Units based on the formula set forth in Sections 4(B) or 5(C) hereof, as applicable (the “Earned Performance Units”). The final determination of actual number of Earned Performance Units to which the Grantee is entitled will be made by the Committee in its sole discretion.

The number of Earned Performance Units due to a Grantee under this Agreement for the Performance Period are based on the Company’s level of attainment of (1) revenue for the fiscal year ending [●] (“Revenue Goal”) (weighted [●]%), as described below and in Attachment [●]; and (2) Adjusted EBITDA for the fiscal year ending [●] (“Adjusted EBITDA Goal”) (weighted [●] %), as described below and in Attachment [●] (the “Performance Goals”). Following the end of the Performance Period, the Company will calculate the “Performance Units Reflective of Actual Financial Performance” as follows:

(Target Performance Units x [●]% x Payout as a percentage of Target for Revenue Goal) + (Target Performance Units x [●]% x Payout as a percentage of Adjusted EBITDA Goal)

CONTINUOUS EMPLOYMENT REQUIREMENT AND VESTING.

Continuous Employment Requirement. Except as provided in this Section 5 of this Agreement or as determined by the Committee pursuant to the Plan, the Grantee must remain in the continuous employ of or service to the Company (or a Subsidiary) throughout the entire period from the Grant Date through the end of the Performance Period, or Grantee will forfeit any unvested Performance Units and any Stock underlying such unvested Performance Units. The

Grantee’s continuous employment of or service to the Company (or a Subsidiary) will not be deemed to have been interrupted by reason of a transfer of Grantee’s employment between the Company and a Subsidiary or an approved leave of absence. The date on which the Performance Units (or portion thereof) vest pursuant to this Section 5 shall be referred to as the “Vesting Date.” For the avoidance of doubt, except as otherwise provided in an employment agreement or similar agreement, if the Grantee’s employment is terminated without Cause or for Good Reason other than following a Change of Control, the Grantee shall forfeit any unvested Performance Units and any Stock underlying such unvested Performance Units.

Vesting Schedule. Subject to the terms and conditions of this Agreement, including the requirements of Section 5(A) and except as otherwise provided in Section 5(C), the Earned Performance Units shall vest on the last day of the Performance Period.

Death, Disability, and Termination without Cause or for Good Reason Following a Change of Control.

Death or Disability. If prior to the end of the Performance Period, the Grantee dies or suffers a Disability while in the employ of or service to the Company (or a Subsidiary), the Grantee shall vest on [●], in a pro-rated portion of the Earned Performance Units, which shall be the product of (1) the number of the Earned Performance Units, and (2) a fraction, the numerator of which is the number of full months of the Performance Period during the Grantee was in continuous employment or service with the Company (or a Subsidiary), and the denominator of which is the total number of months in the Performance Period. Notwithstanding the foregoing, if the Performance Period shall cease prior to the last day of the Performance Period under Section 5(C)(3), and the Grantee dies or suffers a Disability while in the employ of or service to the Company (or a Subsidiary) on or after the end of the shortened Performance Period but prior to the end of the original Performance Period, the Grantee shall vest on the date the Grantee dies or suffers a Disability in the Earned Performance Units based on the formula set forth in Section 5(C)(2) hereof.

Termination without Cause or for Good Reason Following a Change of Control.

If the Performance Period shall cease prior to [●] on account of a Change of Control, and the Grantee’s employment with, or service to, the Company (or a Subsidiary) is terminated without Cause by the Company (or a Subsidiary) or by the Grantee for Good Reason, in each case on or after the end of the shortened Performance Period and within one year following a Change of Control but prior to the end of the original Performance Period, the Grantee shall vest on the date the Grantee’s employment with, or service to, the Company (or a Subsidiary) is terminated without Cause by the Company (or a Subsidiary) or by the Grantee for Good Reason, in the Earned Performance Units based on the formula set forth in Section 5(C)(3) hereof.

If the Performance Period shall cease prior to [●] on account of a Change of Control, and the Grantee’s employment with, or service to, the Company (or a Subsidiary) is terminated without Cause by the Company (or a Subsidiary) or by the Grantee for Good Reason, in each case on or after the end of the shortened Performance Period and after the one-year anniversary of the effective date a Change of Control but prior to the end of the original Performance Period, the Grantee shall vest on the date the Grantee’s employment with, or service to, the Company (or a

Subsidiary) is terminated without Cause by the Company (or a Subsidiary) or by the Grantee for Good Reason, in a pro-rated portion of the Earned Performance Units, which shall be the product of (1) the number of the Earned Performance Units, and (2) a fraction, the numerator of which is the number of complete one month periods between the Grant Date and the date on which the Grantee’s employment with, or service to, the Company (or a Subsidiary) is terminated without Cause by the Company (or a Subsidiary) or by the Grantee for Good Reason, and the denominator of which is 36.

“Cause” shall have the definition set forth in the Plan and shall additionally include the Grantee’s willful and/or gross misconduct that results in significant harm to the Company or its operations, properties, reputation, goodwill or business relationships as determined by the Company in its sole reasonable discretion.

Change of Control. In the event of a Change of Control, as defined below, the Performance Period shall cease and the Earned Performance Units shall vest on [●], provided that the Grantee remains in the continuous employ of or service to the Company (or a Subsidiary) throughout the entire period from the Grant Date through [●], except as otherwise provided under Sections 5(C)(1) or 5(C)(2) hereof. If there is a Change of Control and the Revenue Goal and/or the Adjusted EBITDA Goal cannot be measured or if the Committee determines that the Revenue Goal and/or Adjusted EBITDA Goal have been materially impaired by the Change of Control, the Committee shall, in its discretion and after consultation with management, determine the level of achievement of the Revenue Goal and/or the Adjusted EBITDA Goal.

For purposes of this Agreement, and notwithstanding the definition of a “Change of Control” under the Plan to the contrary, “Change of Control” means: (i) any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person or group of related persons under Section 13(d) of the Exchange Act (“Group”); (ii) the Company’s shareholders approve and complete any plan or proposal for the liquidation or dissolution of the Company; (iii) any person or Group becomes the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company (“Voting Stock”) and such person or Group has the power and authority to vote such shares; (iv) any person or Group acquires sufficient shares of Voting Stock to elect a majority of the members of the Board; (v) the completion of a merger or consolidation of the Company with another entity in which holders of the Stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation in the transaction; or (vi) the first date on which the Company’s common stock is no longer publicly traded on an established securities market.

FORFEITURE OF PERFORMANCE UNITS. Except as otherwise required under the Plan, if the Grantee’s employment with, or service to, the Company (or a Subsidiary) is terminated for any reason prior to the end of the Performance Period, other than (i) death or Disability, in each case prior to the end of the Performance Period, or (ii) in the event the Performance Period shall cease prior to [●] under Section 5(C)(3), death or Disability or without Cause by the Company (or a Subsidiary) or for Good Reason by the Grantee, in each case occurring on or after the end of the shortened Performance Period but prior to [●], all outstanding Performance Units shall immediately be forfeited without any payment to the Grantee. Any Performance Units that do not become vested Performance Units upon a date on which the Performance Units (or portion thereof) would have otherwise vested pursuant to Section 5 hereof, shall immediately be forfeited upon such date without any payment to the Grantee. The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the forfeiture of Performance Units pursuant to this Section 6.

SETTLEMENT OF VESTED PERFORMANCE UNITS.

Form of Payment. Vested Performance Units will be settled only in the form of Stock, except for any cash payment issued in lieu of a fractional share of Stock as provided below. Fractional shares of Stock shall not be issuable hereunder. Unless otherwise determined by the Committee, if the number of shares of Stock that would vest pursuant to Section 5 would result in a fractional share of Stock for a Vesting Date, then the Company may issue to a cash payment in lieu of such fractional share of Stock. Fractional shares of Stock that result from tax withholding pursuant to Section 9 shall be governed by that Section.

Timing of Settlement. Unvested Performance Units shall be reflected in a bookkeeping entry form maintained by the Company. Shares of Stock shall be issued to Grantee with respect to the Earned Performance Units that vest in accordance with Section 5. Promptly after any Earned Performance Units vest pursuant to Section 5, and in no event later than 2 1⁄2 months after the end of the calendar year in which such Earned Performance Units vest, the Company shall cause to be issued and distributed, in book-entry form, shares of Stock in settlement of such vested Earned Performance Units to Grantee (or, if the Grantee is deceased, to Grantee’s beneficiary designated as permitted by the Plan); provided, however, that if the Earned Performance Units are characterized as deferred compensation for purposes of Section 409A of the Code, settlement of the Earned Performance Units will be made in a manner that complies with Section 409A of the Code.

ADJUSTMENTS. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, the Performance Units (including performance criteria and conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or any business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, and any other lawful circumstances deemed relevant. See Attachment [●] for further details on how qualifying adjustments to performance target levels are calculated.

FEDERAL AND STATE TAXES. The Grantee may incur certain liabilities for federal, state or local taxes in connection with the grant, vesting or settlement of the Performance Units hereunder, and the Company may be required by law to withhold such taxes. The Grantee hereby agrees that the Company will withhold all applicable taxes at the time of vesting or settlement of the Earned Performance Units by reducing the number of shares issued to Grantee by that number of shares having an aggregate Fair Market Value which is necessary to satisfy the tax obligation arising from the vesting or settlement of the shares; provided, however, that the Grantee will be liable for any deficiency. If the number of shares issuable to the Grantee following satisfaction of the tax obligation (as described in the foregoing sentence) includes any fractional shares, the Grantee agrees that the Company may issue to the Grantee a cash payment in lieu of such fractional share. The Company or a Subsidiary may, in the discretion of the Committee, provide for or require alternative arrangements to satisfy applicable tax withholding requirements.

AMENDMENT OF AGREEMENT. This Agreement may only be amended with the written approval of Grantee and the Company.

GOVERNING LAW. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Arizona, without regard to conflicts-of-laws principles that would require the application of any other law.

SEVERABILITY. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the parties hereto shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

ELECTRONIC DELIVERY. The Company may, in its sole discretion, decide to deliver any documents related to grants awarded under the Plan or future grants that may be awarded under the Plan by electronic means or request Awardees consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

CLAWBACK. The Performance Units granted pursuant to this Agreement are subject to potential forfeiture or recovery to the fullest extent called for by the Company’s Clawback Policy or applicable law. By accepting this Agreement, the Grantee consents to the Clawback Policy and agrees to be bound by and comply with the Clawback Policy and return the full amount required by the Clawback Policy or applicable law. To satisfy any recoupment obligation arising under a Clawback Policy or otherwise under applicable laws, rules, regulations or stock exchange listing standards, among other things, the Grantee expressly and explicitly authorizes the Company to issue instructions, on the Grantee’s behalf, to any brokerage firm or stock plan service provider engaged by the Company to hold any Shares or other amounts acquired pursuant to the Award to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of the Clawback Policy.

COMPLIANCE WITH LAWS; RESTRICTIONS ON AWARD AND STOCK. Notwithstanding any other provision in the Plan or this Agreement to the contrary, the Company shall not be obligated to issue or deliver any Stock hereunder, unless and until the Board has determined, with the advice of counsel, that the issuance and delivery of such Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock delivered hereunder is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein and, in the Plan, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

PLAN ADMINISTRATION. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Agreement, and its determinations shall be final, binding and conclusive.

ENTIRE AGREEMENT. This Agreement, including the Plan which is incorporated into this Agreement, constitutes the entire, final, and complete agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, promises, understandings, negotiations, representations, and commitments, both written and oral, between the parties hereto with respect to the subject matter hereof. Neither party hereto shall be bound by nor liable for any statement, representation, promise, inducement, commitment or understanding of any kind whatsoever not expressly set forth in this Agreement.

COMPLIANCE WITH SECTION 409A.

General. It is the intention of both the Company and the Grantee that the benefits and rights to which the Grantee could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

No Representations as to Section 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Grantee that the Performance Units awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Grantee or any beneficiary for any tax, additional tax, interest or penalties that the Grantee or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

No Acceleration of Payments. Neither the Company nor the Grantee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Grantee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

Specified Employee. If the Grantee is “specified employee”, a distribution of any payment or benefit that is subject to Section 409A and is on account of a “separation from service” may not be made before the date which is six months after the date of the Grantee’s “separation from service” (or, if earlier, the date of the Grantee’s death). For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the award.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and you have signed this Agreement, in each case as of the day and year first written above. By your acknowledgement below, you accept and agree to abide by the terms of this Agreement and you further agree to be bound by and to comply with all terms and conditions of the Plan. By your signature below, you acknowledge that you have received a copy of the Plan and understand that you may receive a copy of the Plan as amended and in effect at any time by requesting a copy from the Company’s Secretary. In addition, you acknowledge that awards under the Plan are discretionary and that your receipt of any awards pursuant to the Plan does not entitle you to receive future awards or to continued employment. Please acknowledge that you received this agreement by accepting through electronic submission.

UNIVERSAL TECHNICAL INSTITUTE, INC.

By:
[●]

I, [●], hereby acknowledge receipt, and agree to the terms, of the foregoing award as of [●].

Signed: